           As filed with the Securities and Exchange Commission on June 29, 2001
                                                 Registration No. 333-__________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              ACCRUE SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                  94-3238684
   (State of incorporation)             (I.R.S. Employer Identification No.)

                               48634 MILMONT DRIVE
                             FREMONT, CA 94538-7353
                    (Address of principal executive offices)

                             -----------------------

                                 1996 STOCK PLAN
                      2000 NON-EXECUTIVE STOCK OPTION PLAN
                            (Full title of the Plans)

                             -----------------------

                                JEFFREY S. WALKER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ACCRUE SOFTWARE, INC.
                               48634 MILMONT DRIVE
                             FREMONT, CA 94538-7353
                                 (510) 580-4500
 (Name, address and telephone number, including area code, of agent for service)

                             -----------------------

                                    Copy to:

                                John V. Bautista
                                Frances Johnston
                                Peter D. Hadrovic
                                Venture Law Group
                           A Professional Corporation
                               2800 Sand Hill Road
                          Menlo Park, California 94025
                                 (415) 854-4488

                               Page 1 of 7 Pages
                            Exhibit Index on Page 7
               (Calculation of Registration Fee on following page)

------------------------------------------------------------------------------------------------------
                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
                                                          Proposed        Proposed
                                                          Maximum          Maximum
                                           Maximum        Offering        Aggregate      Amount of
                                         Amount to be    Price Per        Offering      Registration
 Title of Securities to be Registered   Registered(1)      Share            Price           Fee
-----------------------------------------------------------------------------------------------------

1996 STOCK PLAN
  Common Stock,
  $0.001 par value..................           958,050     $ 0.26 (2)   $   249,093.00   $   62.27
  Common Stock,
  $0.001 par value..................         3,740,274     $ 0.66 (3)   $ 2,468,580.84   $  617.15


2000 NON-EXECUTIVE STOCK PLAN
  Common Stock,
  $0.001 par value..................           743,000     $16.25 (2)   $12,073,750.00   $3,018.44
  Common Stock,
  $0.001 par value..................           257,000     $ 0.66 (3)   $   169,620.00   $   42.41

               TOTAL                  5,698,324 Shares                  $14,961,043.84   $3,740.27

----------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the weighted average per share exercise price or purchase price (rounded to nearest cent) of outstanding options and stock grants under the referenced plan, the shares issuable under which are registered hereby.

(3) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The computation (rounded to the nearest cent) is based upon the average high and low sale prices of the Common Stock as reported on The Nasdaq Stock Market on June 27, 2001.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

       (a) The Registrant's latest annual report on Form 10-K/A filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

       (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the annual report on Form 10-K/A referred to in (a) above.

       (c) The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under
Section 12 of the Exchange Act on June 18, 1999, and including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. DESCRIPTION OF SECURITIES. Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Certain legal matters with respect to the legality of the issuance of the Common Stock registered hereby will be passed upon for the Registrant by Venture Law Group, Menlo Park, California. As of the date of this Registration Statement, certain members of Venture Law Group and investment partnerships of which members of Venture Law Group are partners beneficially own approximately 6,549 shares of the Registrant's Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant's Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED. Not applicable.

Item 8. EXHIBITS.

        Exhibit
        Number
        ------
        4.6         2000 Non-Executive Stock Option Plan
        5.1         Opinion of Venture Law Group, a Professional Corporation
        23.1        Consent of Venture Law Group, a Professional Corporation
                    (included in Exhibit 5.1)
        23.2        Consent of Independent Accountants
        24.1        Powers of Attorney (see p. 6)

Item 9. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            [Signature Pages Follow]

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Accrue Software, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 27th day of June, 2001.

                                   Accrue Software, Inc.


                                   By:  /s/ Jeffrey S. Walker
                                        ----------------------------------------
                                        Jeffrey S. Walker
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Walker and Harrison N. Paist, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                             Title                         Date
            ---------                             -----                         ----
/s/ Jeffrey S. Walker              President and Chief Executive            June 27, 2001
------------------------------       Officer and Director (Principal
Jeffrey S. Walker                    Executive Officer)

/s/ Harrison N. Paist              Vice President of Finance and            June 27, 2001
------------------------------       Interim Chief Financial Officer
Harrison N. Paist                    (Principal Financial and
                                     Accounting Officer)

/s/ Yorgen Edholm                  Director                                 June 27, 2001
------------------------------
Yorgen Edholm

/s / David Folkman                 Director                                 June 27, 2001
------------------------------
David Folkman

/s/ Max D. Hopper                  Director                                 June 27, 2001
------------------------------
Max D. Hopper

/s/ Zev Laderman                   Director                                 June 27, 2001
------------------------------
Zev Laderman

/s/ Jonathan Nelson                Director                                 June 27, 2001
------------------------------
Jonathan Nelson

/s/ Robert Smelick                 Chairman of the Board of Directors       June 27, 2001
------------------------------
Robert Smelick

                                INDEX TO EXHIBITS


  Exhibit
  Number
  ------
    4.6      2000 Non-Executive Stock Option Plan

    5.1      Opinion of Venture Law Group, a Professional Corporation

   23.1      Consent of Venture Law Group, a Professional Corporation
             (included in Exhibit 5.1).

   23.2      Consent of Independent Public Accountants

   24.1      Powers of Attorney (see p. 6).